UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2014

Nielsen Holdings N.V.

The Nielsen Company B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-35042 333-142546-29	98-0662038 98-0366864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street New York, New York 10004 (646) 654-5000	Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address of principal executive offices)

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2014, Nielsen Holdings N.V. (“Holdings” or the “Company”) announced that, effective March 10, 2014, (i) Mitchell J. Habib will cease to be the Chief Operating Officer (“COO”) of Holdings and The Nielsen Company B.V. (“TNC” and, together with Holdings, “Nielsen”), (ii) Brian J. West, Nielsen’s current Chief Financial Officer (“CFO”), will succeed Mr. Habib as the new COO, and (iii) Jamere Jackson will become Nielsen’s CFO. Mr. Habib has agreed to be available to Mr. West to assist with the transition of the COO role through July 31, 2014.

Mr. West, 44, has been Holdings’ CFO since May 2010 and TNC’s CFO since February 2007. Prior to joining Nielsen, he was employed by the General Electric Company as the CFO of its GE Aviation division from June 2005. Prior to that, Mr. West held several senior financial positions across GE businesses, including NBC and Plastics. Mr. West is a veteran of GE’s financial leadership program and spent more than 16 years with GE. He is a 1991 graduate from Siena College with a degree in Finance and holds a Masters of Business Administration from Columbia University.

Mr. Jackson, 45, is the former Vice President & Chief Financial Officer of GE Oil & Gas - Drilling & Surface. Mr. Jackson joined GE in 2004 and held a variety of leadership roles in GE Corporate and GE Aviation before joining GE Oil & Gas. In 2013, he was named GE Vice President and Company Officer. Prior to joining GE, Mr. Jackson held several roles in finance, mergers and acquisitions and strategic planning at Procter & Gamble, Yum Brands (Pizza Hut), First Data Corporation and Total System Services. He received his undergraduate degree in Finance and Business Economics from the University of Notre Dame in 1990 and is a Certified Public Accountant.

On February 20, 2014, the Independent Subcommittee of the Compensation Committee of Nielsen’s Board of Directors and Nielsen’s Board of Directors made the following determinations with respect to compensation arrangements for Messrs. West, Jackson and Habib.

Brian J. West

Mr. West’s new annual salary, effective March 10, 2014, will be $950,000. Pursuant to the Company’s Annual Incentive Plan, his incentive opportunity for the 2014 performance year was set at $1.75 million. The actual amount payable is subject to the achievement of certain performance goals and will be paid 75% in cash and 25% in restricted stock units (“RSUs”) in the first quarter of 2015. These RSUs will vest in two equal annual installments during employment. On February 20, 2014, Mr. West was granted 38,000 performance-based RSUs under the Company’s 2014 Long-Term Performance Plan (“2014 LTPP”) for senior executives which reflected his new role. The performance-based RSUs will cliff vest in three years depending upon the achievement of certain performance goals. Mr. West will also be eligible for future grants under the Amended and Restated Nielsen Holdings 2010 Stock Incentive Plan, including stock options and restricted stock units.

Jamere Jackson

Mr. Jackson’s annual salary will be $700,000. Pursuant to the Company’s Annual Incentive Plan, his incentive opportunity for the 2014 performance year was set at $700,000. The actual amount payable is subject to the achievement of certain performance goals and will be paid 75% in cash and 25% in RSUs in the first quarter of 2015. These RSUs will vest in two equal annual installments during employment. On March 10, 2014, Mr. Jackson will be granted (i) RSUs with a fair market value of $3.75 million, which will vest ratably over four years, to compensate the loss of unvested equity awards granted by his prior employer, and (ii) performance-based RSUs under the 2014 LTPP with a fair market value of $925,000, which will cliff vest in three years depending upon the achievement of certain performance goals. In each case, the number of RSUs will be calculated based on the Company’s share price at close on the grant date. Mr. Jackson will also be eligible for future grants under the Amended and Restated Nielsen Holdings 2010 Stock Incentive Plan, including stock options and restricted stock units.

On or about March 10, 2014, Mr. Jackson will receive a cash payment in the amount of $1.3 million. In the event Mr. Jackson resigns other than for good reason or is terminated for cause (in each case, as defined in his offer letter), he will be required to repay the total amount received if employment ceases before the first anniversary of his hire date and 50% of the total amount received if employment ceases between the first and second anniversaries of his hire date. Mr. Jackson will also be entitled to receive additional payments of $325,000 on each of the first four anniversaries of his start date during his employment with Nielsen. In the event Mr. Jackson resigns other than for good reason or is terminated for cause within one year of receiving one of these installments, he will be required to repay that installment in full. The payments described above are being made to compensate the loss of supplemental executive retirement benefits at his prior employer.

To assist Mr. Jackson with his relocation to the Company’s headquarters in Connecticut, he will be provided with a relocation package including home sale and purchase assistance, temporary living expenses and the cost of moving household goods.

Mitchell Habib

The separation arrangements for Mr. Habib are in accordance with the terms of the form of Severance Agreement previously filed by Nielsen with the SEC. In addition, his payment pursuant to the Company’s Annual Incentive Plan with respect to the 2013 performance year will be made entirely in cash (as opposed to 75% in cash and 25% in restricted shares), and he will continue to be eligible for a pro rata portion of his annual incentive payment for 2014. Mr. Habib’s grant of RSUs under the 2013 Long-Term Performance Plan was amended to provide that it will continue to vest through the full three-year performance period ending December 31, 2015 notwithstanding the termination of his employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2014

NIELSEN HOLDINGS N.V. THE NIELSEN COMPANY B.V.

By:	/s/ James W. Cuminale
Name:	James W. Cuminale
Title:	Chief Legal Officer